Exhibit 99.1

Press Release
For Immediate Release	Contact: Rebecca Winning	Email: ir@udr.com
NYSE Trading Symbol: UDR	Phone: 720.283.6121	Web:	www.udr.com

UDR Announces Results of
Fourth Quarter 2008 Special Dividend Election

DENVER, CO (January 29, 2009) UDR, Inc. (NYSE: UDR) today announced the results of the stockholders’ elections relating to the fourth quarter 2008 special dividend declared by its Board of Directors on November 10, 2008. The special dividend of $1.29 per share of common stock is payable on January 29, 2009, to stockholders of record on December 9, 2008. UDR’s common stock began trading “ex-dividend” for the special dividend on December 5, 2008.

A portion of the special dividend in the amount of $0.33 per share represents payment of the regular dividend for the quarter ended December 31, 2008, and a portion represents an additional dividend payment in the amount of $0.96 per share associated with taxable gains arising from property dispositions in 2008.

UDR expects the special dividend to be a taxable dividend to its stockholders, without regard to whether a particular stockholder receives the dividend in the form of cash or shares, to allow UDR to satisfy its REIT distribution requirement while preserving cash for other corporate purposes.

The terms of the special dividend, including the ability of shareholders to elect to receive the special dividend in the form of cash or shares of UDR’s common stock, and a limitation on the aggregate amount of cash to be included in the special dividend, were described in detail in the prospectus filed with the Securities and Exchange Commission on December 9, 2008. The cash or stock elections were required to be submitted prior to 5:00 p.m. (Eastern Time) on January 20, 2009.

Based on stockholder elections, the special dividend will consist of approximately $44 million in cash and approximately 11.4 million shares of common stock. The number of shares included in the special distribution has been calculated based on the average volume weighted trading price per share of UDR’s common stock on the New York Stock Exchange on January 21 and 22, 2009 which was $11.7135. Summarized results of the special dividend elections are as follows:

— To stockholders electing to receive the special dividend in all stock,

UDR will pay the dividend in stock.

— To stockholders electing to receive the special dividend in all cash,

UDR will pay the dividend in the form of $0.3436 per share in cash and $0.9464 per share in stock.

— To stockholders failing to make an election, UDR will pay the special dividend in the form of $0.3436 per share in cash and $0.9464 per share in stock.

— UDR will pay fractional shares in cash.

Registered stockholders with questions regarding the special dividend may call Wells Fargo Bank, N.A., UDR’s transfer agent, at 651-450-4064 or 1-800-468-9716. If your shares are held through a bank, broker or nominee, and you have questions regarding the special dividend, please contact such bank, broker or nominee.

Accounting principles generally accepted in the United States (GAAP) require that all reported per share data, for current and prior periods, be adjusted to reflect the issuance of the shares in connection with these special dividends as if such shares had been issued at the beginning of the earliest period presented. The issuance of 11.4 million shares of UDR’s common stock pursuant to this special dividend resulted in an effective increase of 8.27% in shares outstanding on the record date of December 9, 2008. Share and per share information prior to the special dividend will be adjusted in subsequent financial information including UDR’s fourth quarter earnings release to be issued on February 9, 2009 to reflect this effective increase in shares.

About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2008, UDR owned 44,388 apartment homes and had 2,242 homes under development and another 289 homes under contract for development in its pre-sale program. For over 35 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

This press release does not constitute an offer of any securities for sale. Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multi-family housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, including expectations that the Company will be able to secure one of more institutional investor-partners, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.